Exhibit 99.1


For Immediate Release
---------------------

                  ATMI REPORTS FIRST QUARTER FINANCIAL RESULTS

      DANBURY, CT -- April 23, 2003 -- ATMI, Inc. (Nasdaq: ATMI), a supplier of materials and services to the world's leading semiconductor manufacturers, today announced revenues of $53.8 million for the first quarter of 2003, an increase of 11% over $48.4 million in the first quarter of 2002, and a decrease of 1% from $54.4 million in the fourth quarter of 2002.

      The Company's net loss narrowed to $1.6 million during the quarter, which represents a 41% improvement from the $2.7 million loss in the first quarter of 2002, and a 12% improvement from the $1.8 million loss in the fourth quarter of 2002. Loss per fully diluted share of $0.05 in the first quarter of 2003 improved from the loss of $0.09 in the first quarter of 2002, and the loss of $0.06 in the fourth quarter of 2002.

      Gene Banucci, Chief Executive Officer, said, "This was an unusual quarter for the Company in that January and February were weaker than expected, while March was much stronger. Similarly, we believe wafer starts were modestly positive during the quarter, but weak in February and strong in March. Worldwide, we believe wafer starts were up approximately 2% sequentially for the quarter, with wafer starts in Taiwan up between 8-10% sequentially solely on the basis of a strong March."

      Doug Neugold, ATMI President, said, "We continued to make excellent inroads with key customers during the quarter; our commitment to global key account support teams is creating a measurable difference in our performance with our key customers. This investment -- along with the manufacturing and technology development investments we have made throughout this downturn -- has created numerous new opportunities for

ATMI. One example, our new NOWTrak(R) radio-frequency materials identification and tracking product, has moved into production. In beta testing, our customers have been enthusiastic with the material use optimization and process efficiency enhancement that NOWTrak(R) provides them. Besides this new product technology, ATMI's Packaging group has had key wins for our NOWPak(R) and SmartProbe(R) products in China and other Asia/Pacific markets, opening up new opportunities to spread this industry standard product."

      Dan Sharkey, Chief Financial Officer said, "As Gene indicated, we had a `down and up' quarter which ultimately resulted in an overall flat quarter sequentially. We remain very focused on cost containment and operating efficiency, and we believe we are in a strong financial position to respond to the anticipated recovery."

      During the quarter, ATMI's Materials segment produced revenues of $36.2 million, or approximately 67% of ATMI's total revenues. Materials revenues increased 24% from $29.2 million during the first quarter of 2002, but declined 2% from $36.9 million in the fourth quarter of 2002. Gross profit margins were 49.3%, compared with 50.5% for the same quarter last year, and 51.5% for the fourth quarter of 2002. Revenues in the Technologies segment were $17.6 million, down 8% from $19.1 million for the first quarter last year, and up 1% from $17.5 million in the fourth quarter of 2002. Gross margins were 25.2%, compared with 23.9% in the first quarter last year and 16.5% for the fourth quarter of 2002, as equipment spares and increased volume in our Epitaxial Services business helped incrementally improve gross margins.

      In the first quarter of 2003, gross margins were negatively affected by the incremental depreciation and fixed cost structure of our new materials manufacturing facility in Burnet, Texas and positively affected by some high margin, previously deferred revenue. Also during the quarter, ATMI completed its exit from the gallium arsenide

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epitaxial services business and recouped a modest amount of the provision made in the third quarter of 2002. There was a restructuring charge in the quarter, related to the closing of a parts cleaning facility in Colorado Springs. Together, these items had a positive pre-tax effect of $340,000 for the quarter.

      ATMI provides specialty materials, and related equipment and services, to the worldwide semiconductor industry. As the Source of Semiconductor Process Efficiency, ATMI helps customers improve wafer yields and lower operating costs. For more information, please visit atmi.com.

      Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2003 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to: changes in semiconductor industry growth or ATMI's markets; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses into ATMI; problems or delays associated with any restructuring activity; and other factors discussed in ATMI's filings with the Securities and Exchange Commission. Such risks and uncertainties could cause actual results to differ from those projected. ATMI undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

Note: A conference call (800.289.0544) discussing financial results will begin at 11:00 a.m. Eastern time, April 23rd, 2003. A replay (888.203.1112, PIN 596942) of the call will be available for 48 hours. An audio webcast of the conference call will be available for 30 days on streetevents.com and atmi.com.

                                     # # # #

                                  TABLES FOLLOW

For more information contact:
      Dean Hamilton
      ATMI
      203.207.9349 Direct
      203.794.1100 x4202
      dhamilton@atmi.com
      ------------------

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                                   ATMI, INC.
                         SUMMARY STATEMENTS OF OPERATION
                      (in thousands, except per share data)

                               Three Months Ended
                               ------------------
                                    March 31,
                                    ---------

                                            2003               2002
                                            ----               ----

Revenues                                  $ 53,844           $ 48,373
Cost of revenues                            31,542             29,037
                                          --------           --------
Gross profit                                22,302             19,336
Operating expenses
  R & D                                      8,124              6,999
  S, G, & A                                 16,347             16,066
  Restructuring & Other
       Items, net                             (340)              --
                                          --------           --------
                                            24,131             23,065
                                          --------           --------

Operating loss                              (1,829)            (3,729)

Other income (loss)                           (699)              (474)
                                          --------           --------

Loss before taxes                           (2,528)            (4,203)

Income taxes                                  (910)            (1,471)
                                          --------           --------

Net loss                                  ($ 1,618)          ($ 2,732)
                                          ========           ========

Diluted loss per share                    ($  0.05)          ($  0.09)

Weighted average
shares outstanding                          30,027             29,780


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                                   ATMI, INC.
                             SUMMARY BALANCE SHEETS
                                 (in thousands)


         Balance Sheet Highlights                 March 31,    December 31,
                                                  ---------    ------------
                                                    2003          2002
                                                    ----          ----
 Assets
   Cash & marketable securities                   $162,169       $166,178
   Accounts receivable, net                         38,611         36,756
   Inventory                                        32,635         31,467
   Other current assets                             32,068         33,697
                                                  --------       --------

      Total current assets                         265,483        268,098

   Fixed assets, net                               117,238        118,156
   Other assets                                     31,194         30,228
                                                  --------       --------

        Total assets                              $413,915       $416,482
                                                  --------       --------

Liabilities and stockholders' equity
   Accounts payable                               $ 10,379       $ 13,395
   Short-term debt                                   1,191          1,304
   Other current liabilities                        30,842         29,870
                                                  --------       --------

     Total current liabilities                      42,412         44,569

   Long-term debt                                  115,214        115,208
   Other long-term liabilities                         116            315
   Stockholders' equity                            256,173        256,390
                                                  --------       --------
      Total liabilities &
        stockholders' equity                      $413,915       $416,482
                                                  --------       --------